UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Hickory Tech Corporation
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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221 East Hickory Street

P.O. Box 3248

Mankato, MN 56002-3248

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS TO BE HELD ON

TUESDAY, May 12, 2009

The Annual Meeting of the Shareholders of HickoryTech Corporation (“HickoryTech”) will be held at the Mankato Civic Center, located at 1 Civic Center Plaza (at the corner of Riverfront Drive and Hickory Street) in Mankato, Minnesota, on Tuesday, May 12, 2009 at 2:00 p.m., Central Daylight Time, for the following purposes:

1. To elect three directors to serve for ensuing three-year terms;

2. To transact such other business as may properly come before the meeting or at any adjournment thereof.

The Board of Directors has fixed the close of business on March 13, 2009, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

Whether or not you expect to attend the meeting, please sign and date the enclosed proxy and return it promptly in the enclosed envelope, or take advantage of the option to vote by telephone or Internet.  If you choose to return the proxy card by mail, we have enclosed an envelope, for which no postage is required if mailed in the United States.  To vote by phone or Internet, please follow the instructions on the enclosed proxy voting card or online at www.proxyvote.com.  If you decide to attend the meeting and vote in person, you may withdraw your proxy.

BY THE ORDER OF THE BOARD OF DIRECTORS

HICKORYTECH CORPORATION

James W. Bracke
Board Chair

Mankato, Minnesota

March 30, 2009

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 12, 2009.

Our proxy statement, the form of our proxy card, and annual report on Form 10-K can be viewed online at www.hickorytech.com/proxy.

HICKORYTECH CORPORATION

221 East Hickory Street

P.O. Box 3248

Mankato, MN 56002-3248

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, May 12, 2009

SOLICITATION

We are furnishing this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Shareholders to be held at the Mankato Civic Center, located at 1 Civic Center Plaza (at the corner of Riverfront Drive and Hickory Street) in Mankato, Minnesota on Tuesday, May 12, 2009, at 2:00 p.m. (Central Daylight Time) or at any adjournment of that meeting.  All properly executed proxies will be voted at the meeting. We are mailing this proxy statement and the enclosed proxy card to shareholders on or about March 30, 2009.

REVOCABILITY OF PROXY

Your proxy may be revoked at any time before it is exercised by filing a later dated proxy (by mail, telephone or Internet) or a written notice of revocation with our Corporate Secretary, or by voting in person at the meeting.  Unless it is revoked, your proxy will be voted in the manner set forth in this proxy statement or as you specify in your proxy card.

ANNUAL REPORT AND PROXY MATERIALS

Our Annual Report for fiscal year 2008, including our Form 10-K as filed with the SEC, is enclosed in the envelope containing this proxy statement.

VOTING

You must be a shareholder of record at the close of business on March 13, 2009 to be entitled to vote at the meeting.  As of that date, there were 13,035,011 shares of our common stock outstanding.

For each share held, you may cast one vote for each of the three directorships to be filled at this meeting.  If you do not wish your shares to be voted for a particular nominee, please so indicate in the space provided on the proxy card.  You may vote your shares by a toll-free telephone call or Internet as an alternative to completing and mailing the enclosed proxy card.  The procedures for telephone and Internet voting are described on the proxy card.  The telephone and Internet voting procedures are designed to verify your identity, allow you to give voting instructions, and confirm that your instructions have been recorded properly.  If you vote by telephone or Internet, you should not return a proxy card by mail.

A majority of the outstanding shares must be represented in person or by proxy in order to consider the items of business at the meeting.  We will count abstentions as present or represented at the meeting for purposes of determining whether a quorum exists and for purposes of calculating the number of votes cast, but will not consider abstentions as votes in favor of the matter.  We will treat broker non-votes as present and entitled to vote for purpose of the presence of a quorum, but not present and entitled to vote for purposes of determining whether the requisite vote has been obtained on a specific matter. Therefore, broker non-votes will have no effect on the outcome of the matter.

A plurality of the voting power of the shares present or represented at the meeting and entitled to vote at a meeting at which a quorum is present is required for the election of each director.

THERE IS ONLY ONE ITEM REQUIRING YOUR CONSIDERATION AT THE ANNUAL MEETING: the election of three directors for three-year terms.

PROPOSAL 1:
ELECTION OF DIRECTORS

Our Board is divided into three classes with each class of directors serving for a three-year term. You are being asked to consider the election of three directors at the Annual Meeting.  The terms of directors Lyle T. Bosacker, Myrita P. Craig and John W. Finke expire in 2009 and the Board of Directors has nominated Messrs. Bosacker and Finke and Ms. Craig for re-election to the Board each for three-year terms.  Proxies may not be voted for more than three nominees.

There are currently ten directors on our Board of Directors, all of whom have served as directors for more than one year except Ms. Diane Dewbrey, who was appointed in March 2009 to fill the vacancy created by the retirement of James H. Holdrege, to serve for the remainder of Mr. Holdrege’s term.

The following table provides information, as of February 28, 2009, about the nominees for election.

TERMS ENDING IN 2009 AND NOMINEES FOR TERMS ENDING IN 2012

LYLE T. BOSACKER has served as a director since 1988.  Mr. Bosacker, age 66, retired as President of CEO Advisors, Inc., a management consulting and information system planning services firm, in 2004.  Mr. Bosacker served as the Director of Corporate Information Services for International Multifoods from 1991 to 1993 and as its Director of Corporate Information Systems Planning from 1987 to 1991.

MYRITA P. CRAIG has served as a director since 1998 and was Chair of the HickoryTech Board from January 2003 to December 2004.  Ms. Craig, age 54, has served as Chief Executive Officer of Sapientia Consulting Inc., which provides management consulting and executive coaching services to business clients, since 1999.  She is currently engaged with the Cincinnati USA Regional Chamber as Executive Director, office of Agenda 360.  Prior to establishing the consulting firm, Ms. Craig was employed by Cincinnati Bell, Inc., a provider of telecommunications services, from 1984 to 1999 lastly as Vice President, Customer Sales and Service and had assignments in strategic planning, corporate development, and operations.

JOHN W. FINKE has served as a director since 2006. Mr. Finke, age 46, has served as President and Chief Executive Officer of HickoryTech Corporation since June 5, 2006. Mr. Finke has been with HickoryTech since 1996, and served as HickoryTech’s Chief Operating Officer and Executive Vice President from 2005 to 2006, its President of Telephone Operations from 2003 to 2005, and President of HickoryTech’s Network Design and Operations Division from 2000 to 2003. Prior to joining HickoryTech, Mr. Finke held numerous engineering and management positions with GTE Telephone Operations and Contel of Indiana from 1984 to 1996, both companies were providers of telecommunications services.

The Board of Directors Recommends that the Shareholders Vote for all Nominees

You may vote for all, some or none of the nominees for election to the Board.  Unless authority to vote is withheld, the persons named as proxies will vote FOR the election of each of the above-listed nominees.  If any of the nominees are not candidates for election at the meeting, which is not presently anticipated, the persons named as proxies will vote for such other person or persons as they may, in their discretion, determine.  Directors will be elected by a plurality of the votes cast.

The following table provides information about our remaining directors, whose terms expire in 2010 or 2011.

TERMS ENDING IN 2010

DIANE L. DEWBREY joined the Board in March 2009. Since 2006, Ms. Dewbrey, age 44, has been employed by Foundation Bank, a Washington State chartered commercial bank, most recently in the role of Chief Executive Officer and Director. Ms. Dewbrey was employed by Fifth Third Bancorp, a diversified financial services company, from 1987 to 2005 lastly as Director of Central Operations, Bancorp Corporate Officer and Senior Vice President.

LYLE G. JACOBSON has served as a director since 1989.  Mr. Jacobson, age 67, retired in 2007 as the President and Chief Executive Officer of Katolight Corporation (now MTU Onsite Energy), a manufacturer of diesel and gas powered electrical generator sets and generator controls, in Mankato, Minnesota.  He served as Katolight President and Chief Executive Officer since 1985.

STARR J. KIRKLIN has served as a director since 1989 and was Chair of the Board from January 2005 to December 2006. Mr. Kirklin, age 72, retired as President of First Bank, Mankato, a National Banking Association, in 1996.  He served as the Interim Vice President of University Advancement at Minnesota State University, Mankato from May to November 2000 and from May 2002 to July 2003.

TERMS ENDING IN 2011

ROBERT D. ALTON, JR. has served as a director since 1993.  Mr. Alton, age 60, served as President, Chief Executive Officer and Chairman of the Board of HickoryTech from 1993 to 2002.  Prior to joining HickoryTech, Mr. Alton served as President of Telephone Operations for Contel Corporation, a provider of tele-communications services, and was employed in various executive and financial capacities at Contel Corporation for 21 years.

JAMES W. BRACKE has been a director since 2004 and has served as Chair of the HickoryTech Board of Directors since January 2009.  Mr. Bracke, age 61, is the President of Boulder Creek Consulting, LLC, a business and technology consulting firm.  From 2004 to 2006, Mr. Bracke served as Vice President of EPIEN Medical, a privately held medical device company focused on developing, manufacturing and marketing agents for skin disorders.  From 1981 to 2004, Mr. Bracke was President and Chief Executive Officer of Lifecore Biomedical, Inc., a healthcare medical device manufacturer.

R. WYNN KEARNEY, JR. has been a director since 1993 and Chair of the HickoryTech Board of Directors from January 2007 to December 2008.  Dr. Kearney, age 65, has been in private practice with the Orthopedic & Fracture Clinic, P.A., with offices in southern Minnesota since 1972, and is its senior surgeon.  Dr. Kearney is an Associate Clinical Professor of the University of Minnesota Medical School and a minority owner of the Minnesota Timberwolves NBA basketball team.  He is also a director of Exactech, Inc. of Gainesville, Florida.

DALE E. PARKER has been a director since 2006 and has served as Vice Chair of the HickoryTech Board of Directors since January 2009. Mr. Parker, age 57, is the Vice President of Finance for Paper Works, a producer of coated recycled paper board.  Mr. Parker was Chief Financial Officer at Forest Resources, LLC, a company focused on paper product production and conversion from May 2007 to October 2008.  From 2006 to May 2007, Mr. Parker was Chief Financial Officer at Vitex Packaging Group, a manufacturer of packaging for tea and coffee brands. From 2000 to 2006 Mr. Parker served as Vice President, Chief Financial Officer, and board member of Appleton Papers, Inc.  From 1975 to 2000, Mr. Parker was employed by Black Clawson Companies, a manufacturer of capital converting equipment for palletizing, extrusion coating, cast film, and coating equipment, serving from 1988 to 2000 as Vice President and Chief Financial and Administration Officer.

COMPENSATION OF DIRECTORS

We pay our non-employee directors an annual retainer, together with board meeting and committee meeting fees, and per diem fees for time spent on other board activities.  We also reimburse the directors for all travel expenses associated with attendance at meetings.  Effective January 2008, the annual retainer for each of our directors who is not also an employee increased from $15,000 to $20,000.  Of this retainer, $7,500 is paid by issuing common stock, and directors have the option to receive the remaining $12,500 of this annual retainer in cash or in shares of HickoryTech common stock.  Effective January 2008, the fee for each Board meeting directors attend was increased to $1,000, and we also pay directors $750 for each committee meeting attended.  We pay directors $500 per day for non-Board or non-committee meetings associated with HickoryTech business or required training sessions.

We also pay annual retainers for certain chairperson positions, including $24,000 to the Board Chair, $7,500 to the Audit Committee Chair and $5,000 to the Compensation Committee Chair.  The holders of these positions have the option to be paid this retainer quarterly in cash or shares of HickoryTech common stock.  Annually, the Governance Committee reviews Board compensation against survey data that is published by the National Association of Corporate Directors and the Center for Board Leadership to ensure its competitiveness.

Directors who have served three consecutive Board terms or who leave the Board as the result of a change of control are entitled to receive their annual Board retainer, at the same rate, for three years after they terminate their positions as Board members.  This benefit is available to each director who was a director on the Board as of April 29, 2008.  Any director joining the Board after April 29, 2008 is not eligible for this benefit.

In order to aid in attracting and retaining directors capable of assuring the future success of HickoryTech, the directors recommended and the shareholders approved a Directors’ Incentive Plan in 2005.  This plan encourages directors to put forth maximum efforts for the success of the company and offers the directors an opportunity to earn an ownership interest in the Company.  Measures to determine whether shares will be issued under this plan are based on improvement in shareholder value.

Effective January 2007, under this plan, each director was eligible to receive 2,000 shares of HickoryTech common stock at fair market value, if HickoryTech met pre-established objectives tied to shareholder value (defined as a multiple of EBITDA less debt).  These pre-established objectives were met for 2007 and each director received 2,000 shares of HickoryTech common stock under this plan, which were issued in February 2008.  The shareholder value objective for 2008 was met, taking into consideration the repurchase of 393,000 shares of HickoryTech stock which was completed in November 2008.  This purchase increased shareholder value and was considered in determining whether the 2008 objective was accomplished.  Each director received 2,000 shares of HickoryTech common stock under this plan, and these shares were issued in March 2009.

Because he is an employee, Mr. John Finke, our Chief Executive Officer and member of our Board of Directors, receives none of these fees or equity grants for his service as a member of the Board.

DIRECTOR COMPENSATION FOR 2008

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($)		Total ($)
Robert D. Alton	30,250	26,119	—	—	6,666	500	(7)	63,535
Lyle T. Bosacker	31,000	26,123	—	—	—	500	(7)	57,623
James W. Bracke	40,000	26,128	—	—	6,666	500	(7)	73,294
Myrita P. Craig	35,500	26,119	—	—	—	—		61,619
James H. Holdrege(6)	31,000	26,119	—	—	—	500	(7)	57,619
Lyle G. Jacobson	32,500	26,121	—	—	—	500	(7)	59,121
R. Wynn Kearney, Jr.	63,250	26,119	—	—	—	500	(7)	89,869
Starr J. Kirklin	35,500	26,128	—	—	—	500	(7)	62,128
Dale E. Parker	30,000	26,128	—	—	6,666	—		62,794

(1)  Mr. Finke, our President and Chief Executive Officer, also serves as a director and is not included in this table because he does not receive compensation for his service as a director.  The compensation received by Mr. Finke as an employee is shown on the Summary Compensation Table on page 18.  Ms. Dewbrey joined the Board in 2009 and did not receive any compensation in 2008.

(2)  This column reflects all fees paid or payable in cash.  If a director has forgone payment in cash as a portion of the annual retainer for compensation in the form of HickoryTech common stock, the amount is shown in the Fees Earned or Paid in Cash Column instead of the Stock Awards Column.

(3)  Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended in December 31, 2008 in accordance with FAS 123(R).

(4)  There were no stock option awards granted to directors in fiscal year 2008.  As of December 31, 2008, each director has the following number of options outstanding: Mr. Bosacker: 26,000; Mr. Bracke: 5,000; Ms. Craig: 23,000; Mr. Holdrege: 20,000; Mr. Jacobson: 26,000; Mr.Kearney: 26,000; and Mr. Kirklin: 26,000.

(5)  Reflects the 2008 accrual for the Board retainer that is due to directors when they leave the Board after serving three consecutive Board terms or, regardless of the length of service, after a change in control and related events concerning HickoryTech.

(6)  Mr. Holdrege retired from the HickoryTech Board effective December 31, 2008.

(7)  Represents the per diem fee for attending a training session.

In 2003 the Board of Directors approved stock ownership guidelines for all directors.  On April 30, 2008, the Board of Directors revised these stock ownership guidelines.  These guidelines were increased to require directors to own three times their annual retainer in HickoryTech stock.  The retainer amount is divided by the share price as of a specific date to determine the number of shares to be owned.  The current share guidelines are that directors own 7,309 shares of HickoryTech stock (three times the annual retainer which is $60,000 divided by the April 30, 2008 stock price of $8.21) within three years of April 30, 2008 or five years of joining the Board, whichever date is later.

Each director is currently in compliance with these guidelines or within the three-year time period to achieve the ownership levels.

CORPORATE GOVERNANCE MATTERS

The Board Of Directors And Committees

During fiscal year 2008 our Board of Directors held eight meetings.  All of the meetings were regularly scheduled.  Our Board is led by a Chair, who is not an employee of HickoryTech, and we have four Board Committees.  Each director attended at least 75% of the Board meetings and committee meetings and all of the directors attended the Annual Meeting held May 6, 2008.

Our Board has determined, based on written questionnaires and inquiry that, with the exception of Mr. Finke, our Chief Executive Officer, each of our directors is “independent” under applicable rules.  Except for Mr. Finke and Mr. Alton, no director identified any dealings between the director, members of the director’s family, or any controlled entity and HickoryTech, other than dealings in the director’s capacity as such.  In considering Mr. Alton’s independence, the Board considered (1) his prior services as an officer, and (2) the Supplemental Retirement Account, retiree health care benefit and a small telephone concession benefit we maintain on his behalf as a former officer.  Because Mr. Alton’s service as an officer terminated more than six years ago and the continuing retirement benefits he receives were not believed significant, the Board also concluded that Mr. Alton is independent.

The Audit Committee consists of Messrs. Bosacker (chair), Alton and Parker, each of whom is an independent director within the meaning of the requirements of the NASDAQ Stock Market applicable to audit committees.  The Audit Committee reviews the internal controls of HickoryTech and its financial reporting and meets with the independent auditors on these matters.  The Audit Committee is responsible for the review of all interested party transactions and, although it does not have written policies as to the standards of approval consistent with the fiduciary obligations by which it is bound, approves only those transactions that it believes are in the best interests of the corporation and on terms at least as favorable as could be obtained from unaffiliated parties.  The Audit Committee has the sole authority to appoint, review and discharge HickoryTech’s independent auditors.  Our Board of Directors has determined that Mr. Parker is an audit committee financial expert as defined under applicable SEC rules.  The Board of Directors adopted and approved a written charter for the Audit Committee, a copy of which can be found on the Company’s website, www.hickorytech.com.  This Committee held five meetings in 2008.

The Compensation Committee consists of Ms. Craig (chair) and Messrs. Bracke, Jacobson and Kearney, each of whom is an independent director under applicable NASDAQ rules.  The Compensation Committee is responsible for determining the compensation for executive officers and directors.  The Compensation Committee makes recommendations to the Board regarding compensation for executive management of HickoryTech. This Committee held five meetings in 2008.

The Governance/Nominating Committee, consisting of Messrs. Bracke (chair), Parker, Kearney and Kirklin, held five meetings in 2008. This Committee’s objective is to maintain a strong Board for HickoryTech and to make recommendations on Board committee assignments and candidates for directorship.

The Finance Committee, consisting of Messrs. Parker (chair), Alton and Kirklin and Ms. Craig, has an objective to support management in reviewing operational financial processes and ensuring the maximization of the financial resources of HickoryTech.  The Corporate Development Committee, which had been a separate Board committee, merged with the Finance Committee as of January 1, 2009.  The Finance Committee held five meetings in 2008.  The Corporate Development Committee held six meetings in 2008.

HickoryTech has had a Board Evaluation process in place since 2004.  This system is periodically reviewed and enhancements were made to the process in 2007.  We continue to monitor and evaluate board effectiveness to maintain and improve our governance and board succession practices.

Nominations

The Governance/Nominating Committee, composed entirely of directors who qualify as independent under applicable NASDAQ rules, is the standing Committee responsible for determining the slate of director nominees for election by shareholders, which the Committee recommends for consideration by the Board.  The Committee has adopted a written Governance/Nominating Committee Charter, a copy of which can be found on the Company’s website, www.hickorytech.com.  Any director elected to fill a vacancy shall have the same remaining term as that of such director’s predecessor.  Vacancies on the Board of Directors resulting from the death, resignation, removal, or disqualification of the director may be filled by the affirmative vote of a majority of the remaining members of the Board of Directors.

The Governance/Nominating Committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time nominees are considered.  A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties with loyalty and care.  Candidates should also exhibit proven leadership capabilities, high integrity, and experience with a high level of responsibility within their chosen fields, and have the ability to quickly grasp complex principles of business, finance, and communication technologies.  In general, candidates who hold an established executive level position in business, finance, strategic planning, or telecommunications will be preferred.  The Governance/Nominating Committee will consider these criteria for nominees identified by the Committee, by shareholders, or through some other source.  When current Board members are considered for nomination for re-election, the Governance/Nominating Committee also takes into consideration their prior HickoryTech Board contributions, performance, and meeting attendance records.  The Governance/Nominating Committee may use paid third parties to help identify nominees, to conduct appropriate background checks, and to verify credentials of nominees.

The Governance/Nominating Committee will consider qualified candidates submitted by our shareholders for possible nomination.  If you wish to make such a submission, you should send the following information to the Governance/Nominating Committee c/o Corporate Secretary at the address listed in the following section, “Shareholder Communications With Board”:  (1) name of the candidate, a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder, including the number of shares currently held.

The Governance/Nominating Committee makes a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve, and other background information.  This information is evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), the Nominating/Governance Committee may invite those who appear best suited to meet our needs to participate in a series of interviews that will be used as a further means of evaluating potential candidates.

On the basis of information learned during this process, the Governance/Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next Annual Meeting.  The Governance/Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

Our Governance/Nominating Committee did consider and interview candidates suggested by shareholders as well as candidates suggested by our Board and candidates identified through the National Association of Corporate Directors’ Registry to fill the vacancy created by Mr. Holdrege’s retirement from our Board. Our Governance/Nominating Committee along with Ms. Craig reviewed resumes, interviewed candidates, recommended final candidates for the Board’s consideration and obtained a background check for the final candidate. Based on the information obtained, the Governance/Nominating Committee nominated, and our Board selected Ms. Dewbrey and appointed her to fulfill the remainder of Mr. Holdrege’s term, which expires in 2010.

No candidates for director nominations were formally submitted to our Governance/Nominating Committee in conjunction with the Annual Meeting to be held in 2009. Any shareholders desiring to present nominations for consideration by the Governance/Nominating Committee prior to the Annual Meeting held in 2010 must do so by January 12, 2010, in order to provide adequate time to duly consider the nominee and comply with our Bylaws.

Shareholder Communications With Board

The Board of Directors has implemented a process by which our shareholders may send written communications to the Board’s attention.  Any shareholder desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to the HickoryTech Board of Directors, c/o HickoryTech Corporate Secretary, David A. Christensen, HickoryTech Corporation, 221 East Hickory Street, P.O. Box 3248, Mankato, Minnesota 56002-3248.  The Corporate Secretary has been instructed by the Board to promptly forward all communications so received to the full Board or the individual Board member(s) specifically addressed in the communication.

SECURITY OWNERSHIP

No shareholder held more than 5% of our common stock as of February 28, 2009.  Directors, nominees and the Executive Officers of HickoryTech named under “Summary Compensation Table” own the following shares of common stock of HickoryTech as of February 28, 2009:

Name of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership(a)		Common Stock
Robert D. Alton, Jr.	65,413		*
Lyle T. Bosacker	431,543	(b)(c)	3.2%
James W. Bracke	16,184	(c)	*
Myrita P. Craig	28,851	(c)	*
John W. Finke	111,245	(c)(d)(e)	*
Lyle G. Jacobson	65,113	(c)(f)	*
R. Wynn Kearney, Jr.	138,392	(c)(g)	1.0%
Starr J. Kirklin	30,903	(c)(h)	*
Dale E. Parker	7,242		*
David A. Christensen	111,042	(c)(d)	*
John P. Morton	6,500		*
Lane C. Nordquist	54,082	(c)(d)	*
Walter A. Prahl	9,048		*

All of the above and other executive officers as a group (15 persons) (i)	1,167,452	(j)	8.7%

 * Less than 1%

(a) Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the common stock owned by them.

(b) Includes 263,253 shares held by Mr. Bosacker’s spouse.

(c) Includes shares which may be acquired within 60 days after February 28, 2009 through the exercise of stock options as follows:  Mr. Bosacker, 23,000; Mr. Bracke, 5,000; Ms. Craig, 20,000; Mr. Finke, 81,500; Mr. Jacobson, 23,000; Mr. Kearney, 23,000; Mr. Kirklin, 23,000; Mr. Christensen, 56,000; and Mr. Nordquist, 38,000.

(d) Includes shares held in a trust under the long-term portion of HickoryTech’s Executive Incentive Plan as follows: Mr. Christensen, 24,716; Mr. Finke, 10,901; and Mr. Nordquist, 5,209.

(e) Includes 18,005 shares held by Mr. Finke’s spouse.

(f) Includes 19,764 shares held by Mr. Jacobson’s spouse.

(g) Includes 45,000 shares held in a profit sharing trust and 12,783 shares held in a family foundation.

(h) Includes 1,000 shares held by Mr. Kirklin’s spouse.

(i) Ms. Dewbrey was not a director in 2008 and is not reflected in this table.

(j) Includes all shares owned by all 15 persons: (1) 48,520 shares held in a trust for the benefit of executive officers pursuant to the long-term portion of HickoryTech’s Executive Incentive Plan; (2) 45,000 shares held in a profit sharing trust; (3) 12,783 shares held in a family foundation; (4) 302,022 shares held by spouse of a director or executive officer and (5) 358,800 shares which may be acquired within 60 days after February 28, 2009, through the exercise of stock options.

OTHER EXECUTIVE OFFICERS

In addition to Mr. Finke, the executive officers of HickoryTech are as follows:

DAVID A. CHRISTENSEN, age 56, was appointed Senior Vice President in 2005 and has served as our Chief Financial Officer and Treasurer since 1986.  Prior to 1986, he served as our Controller since joining the company in 1979.  He also has served as our Corporate Secretary since 1993.

DAMON D. DUTZ, age 60, has served as a Vice President since December 13, 2006 and has served as President of our Consumer and Network Solutions Division since September 2007 and as President of our Consumer Solutions Division from February 2006 through August 2007.  Mr. Dutz joined HickoryTech in June 2000.  He served as the Director of Operations for our Telephone Operations Sector from June 2000 to February 2006.  Prior to joining HickoryTech, Mr. Dutz held numerous operations and management positions with GTE Telephone Operations.  GTE was a provider of telecommunication services.

MARY T. JACOBS, age 51, has served as a Vice President since 1996, as our Vice President of Human Resources since 1998, and as our Director of Human Resources from 1993 to 1997.  Prior to joining HickoryTech, Ms. Jacobs was Director of Human Resources for a division of International Multifoods.  International Multifoods was a food service company.

JOHN P. MORTON, age 54, has served as a Vice President since January 1, 2007 and has served as President of our Business Solutions Division since he joined HickoryTech on December 20, 2006.  Prior to joining HickoryTech, Mr. Morton served as a Vice President of Business Development with Weber Associates from January 2004 to June 2005 and again in 2006 when he rejoined them as a Consultant.  Previous to that Mr. Morton held several sales management positions with Verizon and GTE telephone operations with his most recent position being Senior Sales Director.  Verizon is a provider of telecommunication services and GTE was a provider of telecommunication services.

LANE C. NORDQUIST, age 58, has served as a Vice President and as the President of our Information Solutions Division since joining the company in June 2000.  Prior to joining HickoryTech, Mr. Nordquist worked for Select Comfort Corporation from 1996 to 2000 as its Vice President and Chief Information Officer.  Select Comfort Corporation is a bedding manufacturer.

WALTER A. PRAHL, age 55, has served as a Vice President since December 13, 2006, as President of our Wholesale Solutions and Business Development Division since September 2007, and as President of our Transport Solutions Division from December 2005 through August 2007.  Mr. Prahl worked for ALLETE from September 1977 to 2005 and was in the position of Chief Operating Officer of Enventis Telecom when we acquired Enventis Telecom in December 2005.

There are no present family relationships between the executive officers, nor between the executive officers and the directors.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

It is our objective to compensate executives at a competitive rate in order to attract, retain and motivate highly qualified executives, and incent and reward them for the success of the Company.

Our compensation program emphasizes pay-for-performance, compensating an individual and providing career advancement based upon maintaining and exceeding HickoryTech’s budgeted levels of performance while supporting our goals.  Increased compensation is dependent upon both corporate performance and the individual executive’s performance against pre-established objectives.

The Compensation Committee believes that the compensation packages for executive officers should consist of three principal components:

•                  Annual base salary;

•                  Annual incentive bonus, earned in cash and the amount of which is dependent on the Company’s annual financial performance; and

•                  Long-term incentive compensation focusing on the company’s long-term strategic objectives, currently provided in the form of restricted stock.

The Committee considers multiple factors when determining the amount of total compensation (the sum of base salary, annual incentive bonus and long-term compensation).  The Committee uses market compensation data for similarly situated executives at competitive companies as a guideline in determining compensation, and generally looks at the median of the market as the guideline for all aspects of compensation; however, we will vary from these guidelines based upon the role of the position within our organization and the executive’s experience and performance in achieving objectives.

Our executive compensation program is intended to:

•                  reward performance which drives successful Company results;

•                  enhance a culture that is team focused and therefore rewards both individual success and the success of the organization; and

•                  accommodate the financial resources available to us based on our goals of return to our shareholders.

The Compensation Committee evaluates the competitive levels of compensation for the CEO and other executives and at minimum every three years reviews the external marketplace with the assistance of an external compensation consultant to ensure that the Company maintains its ability to attract and retain superior employees in key positions.  The most recent review was completed in 2006, and a detailed executive compensation review will be conducted again in 2009.

Administration of Our Compensation Program—Role of Compensation Committee

Our Compensation Committee is responsible for establishing and implementing our compensation program for executives.  During 2008, each member of the Compensation Committee was an independent director within the meaning of the listing requirements of the NASDAQ Stock Market. The Committee ensures that the total compensation paid at target to the executive team is fair, reasonable and competitive.

The Compensation Committee annually considers and approves the base salary for our executive officers and recommends to the Board for its approval the annual financial performance objectives under our Executive Incentive Plan.  The Compensation Committee also administers our Long-Term Executive Incentive Program, which provides compensation for achievement of longer term strategic goals. The Compensation Committee also approves and recommends to the Board for its approval the grant of any discretionary equity-based benefits such as stock grants or stock options.

Our full Board, without the participation of our executive officers who may be board members, has authority to approve the annual financial performance objectives and any payouts under our annual Executive Incentive Plan, as well as the objectives and payouts earned under the Long-Term Executive Incentive Program.

Our President/CEO annually reviews the performance of the executives and provides a recommendation to the Compensation Committee for the annual base salary levels of our executives.  The Compensation Committee considers the recommendation of the President/CEO in determining the salary levels of executives, together with other statistical and competitive information.  Our President/CEO does not, however, make a recommendation regarding his own compensation or participate in the executive session of the Compensation Committee at which his own salary level is approved.

We conduct a survey of peer and similarly sized companies not less than once every three years to provide market compensation data for our compensation decisions and to make certain our decisions are not inconsistent with market focus.  In 2006, the Compensation Committee hired an external compensation consultant, Compensation Resources, Inc., to assist in reviewing the market data and to make recommendations for the competitiveness of executive compensation.  The consultant reported directly to the Compensation Committee for this study and provided the Committee with relevant market data on total compensation, base salary, annual bonuses and long-term incentives.  Our Compensation Committee considered information from the compensation consultant which was derived from published surveys and also from available proxy data for peer companies.  There were 24 peer companies considered in the study; all were communication providers with revenues equal to one half to double the revenues of the Company.  The Compensation Committee then established ranges of compensation for base pay and incentive compensation based on the median for comparable positions.  The established salary ranges are reviewed annually and may be adjusted based on published market survey data for similarly situated companies.  The ranges were adjusted by 2.8% in 2008.  These ranges are used as guidelines and one aspect of what the Committee considers when determining compensation treatment for executives.

The compensation study showed the total compensation of our President/CEO was below market, and the Committee considered this as they determined the 2008 compensation treatment for Mr. Finke.   The study also indicated that, in general, the other executives’ total compensation was at the median of market, but that base salaries were generally lower than market.  The President/CEO and Committee determined that this would be reviewed and over time some adjustments would be made, but these positions would continue to have a larger percentage of their compensation at risk compared to competitive market data.

2008 Executive Compensation Components

We provide executives with a compensation package consisting of base salary and incentive or at-risk compensation (both short-term and long-term incentives) which are payable in cash and stock based awards. Our annual incentive compensation is based on our Executive Incentive Plan and our Compensation Committee establishes financial goals under this plan annually.  Our longer-term incentive compensation is through our Long-Term Executive Incentive Program, which is tied to our long-term strategic objectives.

Base Salary.   Adjustments to base salary are considered at the Committee’s meeting in February of each year. When determining the increases, the performance of individuals as well as the performance of HickoryTech is considered, along with the competitiveness of their compensation and internal compensation equity.  Base salary increases for the President/CEO are recommended by the Compensation Committee and approved by the Board.  Our President/CEO reviews the performance of the other executives and provides a recommendation for base salary increases to the Compensation Committee for their review and approval.

In addition, base salaries and total compensation are reviewed at the time of promotion.  When determining increases to base salaries due to promotion, the change in responsibilities, the market compensation of the position, the competitiveness of the compensation and internal equity are considered.

2008

During 2008, the base salary changes of our executives reflect the annual review based on performance and the competitive comparison data.   We increased the base salary of Mr. Finke, our President/CEO, from $270,000 to $300,000, an increase of 11% as of January 1, 2008.  Mr. Finke’s first full year in the position of President/CEO was 2007.  Based on the compensation data presented from the 2006 study, which indicated that his compensation was below the median for comparable positions, and based on his strong performance in 2007 and the company’s financial performance exceeding budget, a more aggressive increase was provided.  Other executives received an increase to base salary on January 1, 2008 based on their performance, contribution to the Company, and the competitive position of their compensation.  These are outlined in the Summary Compensation Table on page 18.

2009

For 2009, Mr. Finke requested, and the Board approved, no increase to his base salary.  Other executives will also not receive any adjustment to their base salary for 2009.  Although performance and competitive comparisons supported base salary increases for the President/CEO and executives, based on the current economy Mr. Finke, the Compensation Committee and the Board felt a more conservative approach would be prudent.

Performance-Based Incentive Compensation.  To motivate executives to achieve the business goals and reward executives for achieving those goals, part of the compensation for our executives is performance based incentive compensation.  Incentive components include the Executive Incentive Plan, which is an annual cash based incentive plan, and the Long-Term Executive Incentive Program, which is a multi-year stock based program implemented under our 1993 Stock Award Plan.

Annual Incentive—The Executive Incentive Plan (EIP).  The Executive Incentive Plan (EIP) has a threshold that must be met prior to any payouts being made under the plan.  For 2008, the threshold was based on Adjusted Cash Flow, which is calculated as earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for the cash impacts of capital expenditures, interest, taxes and principal repayment on indebtedness.  If 50% of the net budgeted Adjusted Cash Flow is obtained, the EIP threshold is met and incentive payouts can be earned.  Additionally, the Committee establishes and the Board approves specific annual financial objectives. Each objective is weighted to reflect the critical financial focus areas for the year. After the threshold is met, the achievement of each objective will determine the payout under the plan.  Each executive is eligible to participate in the program, which provides them an opportunity to earn a cash bonus payment if annual financial objectives are met.  Each executive has a targeted payout, which is expressed as a percentage of the executive’s base salary.   This is multiplied by the level of achievement of the weighted objectives established under the plan to determine the payout. The target payout for each executive ranges from 35% to 60% of base salary, depending on the executive’s position. Mr. Finke has an at-target bonus opportunity of 60% of his base salary.

Once the plan threshold of Adjusted Cash Flow is met, at least 85% of an individual financial objective must be achieved in order to earn any payout under that objective, with the exception of the net income objective.  Because of the importance of the net income measurement to our shareholders, the net income objective must be achieved at 100% prior to earning an award.  If actual results achieved are lower than the pre-established objective, any awards earned are reduced 3% for each 1% the actual result is less than the objective, to the 85% minimum achievement level.  Objectives that are achieved at target receive 100% of the award.  For any achievement over 100% of the objective, the payment is increased 3% for each 1% the actual results exceed the target, with a maximum 200% payout under each objective.

2008

For 2008, the business strategy was reviewed and financial objectives were established based on net income, return on invested capital or “ROIC,” EBITDA and revenue. The President/CEO and the remaining executives all share the same objectives and weightings, although their at-target bonus amount will vary dependent on their position.  In order to achieve the strongest results, our executives must work together as one team, supporting each other’s work groups.  Therefore, the Committee recommended and the Board approved, one set of objectives shared by the President/CEO and all the remaining executives. Actual payouts are shown in the Summary Compensation Table on page 18.  The payout for our President/CEO, the CFO, and other executives under the Executive Incentive Plan was weighted 25% to net income, 15% to ROIC, 35% to EBITDA, and 25% to revenue objectives.

Based on 2008 actual financial performance compared to the pre-established objectives, the plan threshold of Adjusted Cash Flow was met and the financial objectives were all obtained above the 85% minimum level, and therefore, incentive awards were made to the President/CEO and all executives under the EIP.  Net income achieved was 108% of the target, ROIC achieved was 98%, EBITDA achieved was 99%, and revenue achieved was 98% of the pre-established target.

Based on the 2008 financial results, the President/CEO, and the remaining executives received 104% of their total at-target EIP incentive.

2009

For 2009 the Committee and Board considered the key areas of focus necessary to achieve the company’s strategy, and established the 2009 EIP objectives and weightings.  Again in 2009, the President/CEO and the entire executive team will share the same objectives and weightings. The financial objectives under the EIP are the threshold of Adjusted Cash Flow, and specific financial objectives of net income (30% weighting), ROIC (15% weighting), EBITDA (35% weighting), and revenue (20% weighting).

For 2009, the EIP will be modified in one aspect.  The EBITDA objective will have a different multiplier if the actual EBITDA results achieved exceed the objective by more than 101%.  Once 101% of the EBITDA objective has been achieved, the EIP EBITDA objective will be paid at 10% for every 1% actual results exceed the objective versus the 3% for every 1% as with the remaining objectives.  The maximum payout under the EBITDA objective remains 200%, and all other provisions of the EIP remain.  This change was made to put additional focus on EBITDA as a key measure and to ensure that the objective is a stretch objective that can still be achieved above 100% with extraordinary effort.

Long-Term Incentive Program (Long-Term Executive Incentive Program).  The Long-Term Executive Incentive Program has a longer term focus than the annual incentive plan (EIP).  It is designed to drive shareholder value through alignment of executive pay with corporate strategic goals. It supports alignment between executive actions and HickoryTech’s long-term strategic plan.  It also encourages retention of executives through a vesting period for the shares.

Under this program, executives can earn shares of our common stock based on achievement of pre-established objectives over a two- or three-year period.  Our Compensation Committee has established a range of shares possible for payout for each executive position, based on competitive compensation data.  The Committee analyzes the company’s strategic plan and from that determines objectives. These are recommended to the full Board, along with the length for each program period.  A program period can be established for two or three years and multiple program periods can overlap.

Any shares earned under the program are issued in the executive’s name and entitle the executive to dividends and voting rights for these shares, but are “restricted stock” and are subject to forfeiture back to HickoryTech if the executive leaves our employ before the shares vest.  Half of the shares that are awarded vest 30 days after they are awarded and the remainder vest 12 months after the award date, with certain payout provisions in the event of the retirement, death or disability of an executive who has been in the program period for one year.  If the participant has been in the program period for less than one year following the program period’s initiation at the time of their retirement, death, or disability, the Board has the sole discretion to grant a pro-rated payout earned under the program period to such participant under the plan.

Shares are earned at the close of the program period, based on achievement of pre-established objectives.  An award is earned if an objective is achieved at the threshold level of 75%.  The threshold award is 75% of the at-target award.  If the objective is achieved at less than a 75% level, no award is earned.  If at-target performance is achieved, a 100% award is earned and if 125% or higher level of achievement is obtained, the maximum of 125% of the award is earned, using linear interpolation between all the performance levels.

Each executive position has a range of shares which can be earned under the program.  The range has a threshold, at-target, and maximum number of shares which each executive can earn.  Our Compensation Committee establishes the objectives for the program period and these are approved by the Board.  Each objective is weighted based on its importance to the organization in that program period, and each executive under the program has the same objectives with the same weightings, to support the concept of operating as one company.  For program periods initiated after 2005, the at-target potential value of the award for a participant is converted to shares by dividing the at-target award value by the share price at the initiation of the program period.  Converting the dollar award into a range of shares further links the executives to the success of the stock price.  If the stock price increases, the value of the award to the executive increases.  If the stock price decreases, the value of the award to the executive decreases.

2007

For the program period beginning January 2005 and ending December 2006, and for which shares were issued in 2007, the minimum payout at threshold for the President/CEO was 11,250 shares and the maximum of the range was 18,750 shares.  The minimum payout at threshold for all other eligible executives was 5,625 shares and the maximum payout was 9,375 shares.  Five executives received awards based on achievement of objectives.  One half of these shares vested 30 days after issuance and in 2008, the vesting of the final one half of the awards issued for this program period occurred.

In 2007, our Compensation Committee recommended and our Board approved a new Long-Term Executive Incentive Program for the period starting January 2007 and concluding December 2009 (2007-2009).  Three strategic objectives were established for the three year term of this program based on the Company’s Strategic Plan: overall revenue growth (weighted at 25%); growth in revenue from strategic lines of business (weighted at 25%); and net income (weighted at 50%).

We initially intended to create a new long-term executive incentive program annually with overlapping program periods of two or three years, but because we were developing a new five-year business strategy the Committee decided not to initiate a program period beginning in 2006.  Instead, the Committee established increased at-target payouts for the 2007-2009 program period to be earned if the objectives are achieved.  This increased at-target payout applies to the six executive officers, including the President/CEO, who were in their positions in 2006, and the share range applying to their position which can be earned if the objectives are obtained was increased 50% making the total at-target ranges 150% of the established ranges.  For the 2007-2009 program period, our President/CEO has the ability to receive 31,689 shares at the threshold level of achievement, 42,253 shares at the at-target level, and 52,816 shares at the maximum level.  The actual number of shares earned will be determined following the close of the 2009 fiscal year and will be based on achievement of the objectives.

2008

Early in 2008, the Board authorized a new three year program period beginning in January 2008 and ending in December 2010 (2008-2010) that will pay equity incentives based on achievement of two objectives: cumulative revenues (weighted at 50%), and a shareholder value measure based on a multiple of EBITDA over the three year period (weighted at 50%).  For the 2008-2010 program period, the President/CEO has the ability to receive 16,286 shares at the threshold level, 21,715 shares at target and 27,144 shares at the maximum level.  This range of shares was determined by dividing the at-target potential of the award for the President/CEO position of $200,000, by $9.21, which was the fair market value of the stock at the initiation of the plan period on January 1, 2008.  Due to the low trading volume characteristic of our stock, all of our stock plans calculate the fair market value of our stock by using a five day average.  This method, outlined in the 1993 Stock Award Plan, was used to determine the $9.21 stock price.

2009

In early 2009, the Board authorized a new Long-Term Executive Incentive program period beginning in 2009 and ending December 31, 2011 (2009-2011).  There are two objectives under this program period: cumulative revenues (25% weighting) and operating cash flow, defined as EBITDA less capital expenditures, (75% weighting).  For the 2009—2011 program period, the President/CEO has the ability to receive 25,424 shares at the threshold level, 33,898 shares at the target level, and 42,373 shares at the maximum level.  This range of shares was determined by dividing the at-target potential of the award for the President/CEO of $200,000 by $5.90, which was the average share price for the first five trading days in January 2009.

The estimated payouts for the 2008—2010 program period of the Long-Term Executive Incentive Program are outlined in the Grants of Plan-Based Awards table on page 19.

Stock Options

We currently do not have an ongoing program to grant stock options to executives and do not have a written grant policy.  Stock options can be awarded to executives based on unique circumstances if recommended by the Compensation Committee and approved by the Board.  Any shares for stock options issued are from the 1993 Stock Award Plan.  The Committee has not chosen to grant stock options since 2006.

Executive Compensation Deferral Program

Annually, executives have the opportunity to voluntarily defer a portion of their base compensation or their annual incentive payment for the upcoming year.  Under our Executive Compensation Deferral Program, if an executive officer elects to defer compensation, it is maintained in a book account subject to creditors. Interest is credited to the account quarterly.  The interest rate for this program is equal to a ten-year Treasury yield rate as established at the beginning of the calendar year.  The minimum interest rate that can be earned is 4% and the maximum interest rate is 12%.  The balance in the account can only be received when the participant terminates from the company and it is paid in five equal annual installments after termination.  All payments will be made in accordance with 409A.

In 2007 Mr. Finke chose to voluntarily defer $2,000 of base compensation per each two week pay-period, starting with the first payroll of 2008 and a total of $52,000 was deferred in 2008.  In 2008 Mr. Finke chose to continue his voluntarily deferral of $2,000 of base compensation each two week pay-period during the 2009 calendar year.

Under a former compensation plan we contributed shares earned to a Rabbi Trust for the benefit of some of our executives.  Shares continue to be held by this Rabbi Trust and an amount equal to dividends earned on those shares is contributed to the plan for the benefit of the executives. With the exception of the additional shares representing the value of dividends, no contributions are made to this Trust by the executive or by us.  The executive is entitled to distribution of his or her portion of the shares in the trust only on termination of employment.  Messrs. Finke, Christensen and Nordquist and Ms. Jacobs have interests in the Rabbi Trust.

Employment and Retirement Benefits

In order to attract and retain employees and provide support in the event of illness or injury, we offer all employees, including our executives, medical and dental coverage, disability insurance, and life insurance. All executives are entitled to participate in these plans and we also support executive health by providing payment for an executive physical every two years.  For Mr. Finke, as part of his promotion to President/CEO, we have also agreed to provide continued health coverage and life insurance after retirement.  These benefits are described under the caption, Employment Contracts, Change of Control Agreements, Severance Agreements and Other Agreements on page 22 of this proxy.

We do not have a defined benefit plan for executives or employees, but instead encourage saving for retirement through our Retirement Savings Plan 401(k).  Employees may contribute up to 50% of their eligible compensation into the plan, and we match 100% of the first 6% of employee contributions. All employee contributions and any matching Company contributions are fully vested upon contribution.

Under a previous plan, we established a supplemental retirement account for Mr. Christensen, our CFO, and we ceased further principal additions to that account in 1994. As part of the compensation associated with Mr. Finke’s promotion to President/CEO, we established a supplemental retirement account to which we will contribute an amount equal to 10% of his salary annually for ten years beginning in 2007.  In 2008, $30,000 was contributed to Mr. Finke’s supplemental retirement account as per his Employment Agreement.  For both of these accounts, the account currently is credited with annual interest based on a ten-year Treasury yield rate as determined at the beginning of each calendar year. The minimum interest rate is 4% and the maximum is 12%.

Severance and Change of Control Benefits

We entered into an Employment Agreement with Mr. Finke at the time of his promotion to President/CEO.  The employment agreement with Mr. Finke provides for severance benefits equal to 18 months salary in the event we terminate his employment without cause, or if he terminates for good reason, as defined in his employment agreement.  This is in exchange for a 24 month agreement not to compete.

We also entered into an Employment Agreement with Mr. Morton, President of our Business Solutions Division at the time he was hired.  The employment agreement with Mr. Morton provides for severance benefits equal to 12 months salary in the event we terminate his employment without cause, or if he terminates for good reason, as defined in his employment agreement.  This is in exchange for an 18 month non-compete agreement.

In order to make certain our executives will continue to remain in our employ and remain focused on running the business and providing maximum value for shareholders, we also have Change of Control Agreements with our executive officers.  These agreements provide that the executive will be paid between two and three times their annual compensation in the event the executive is terminated within three years after a change of control. These agreements are described in more detail under the caption Employment Contracts, Change Of Control Agreements, Severance Agreements and Other Agreements on page 22.

Perquisites and Other Personal Benefits

We do not provide substantial perquisites to executives, but instead limit perquisites to personal use of Company provided vehicles, executive physicals, club membership and a limited amount of reimbursement for legal fees associated with their positions.  Two of our executives, including Mr. Finke, have a local club membership paid for by the Company. Our Compensation Committee believes these limited perquisites are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior executives.  The Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.  The 2006 compensation review by the outside consultant included a review of perquisites and found those we provide are at a competitive level.

Stock Ownership Guidelines

In 2002 the Compensation Committee recommended and the Board approved stock ownership guidelines for all executives.  These guidelines state that executive officers should own shares of HickoryTech stock with a value equal to 1.5 times their annual base salary and that the President/CEO should own shares of our stock equivalent to 3.0 times his annual base salary.  When adopted, the guidelines outlined that executives would have five years from the establishment of the guidelines or entry into their position to meet these guidelines.  Stock options are considered at 30% of their grant value for this calculation.  Each executive officer is currently in compliance with these guidelines or is within the five-year time period to achieve the ownership levels.

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation we paid to the persons serving as our Chief Executive Officer and Chief Financial Officer and each of the other three most highly compensated executive officers during the past three years.  We do not have any defined pension plans and, although we have a non-qualified deferred compensation plan, we do not pay or credit preferential earnings on contributions to that plan.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non- Equity Incentive Plan Compensation (3)	All Other Compensation ($)		Total ($)
John Finke	2008	299,307		45,926	21,800	187,290	64,056	(4)	618,379
President and Chief	2007	269,808		114,147	23,539	277,879	58,077	(4)	743,450
Executive Officer	2006	235,784	5,000	31,015	31,321		33,218	(4)	336,338

David Christensen	2008	174,836		13,777	4,881	95,596	14,935	(5)	304,025
Senior Vice President,	2007	167,768		34,242	6,134	151,188	13,653	(5)	372,985
Chief Financial Officer,	2006	162,675	5,000	15,742	15,274		18,176	(5)	216,867
Secretary/Treasurer

John Morton	2008	169,653		10,743		92,865	12,376	(6)	285,637
Corporate Vice President,
President of Business
Solutions

Lane Nordquist	2008	168,884		13,777	4,881	92,318	28,874	(7)	308,734
Corporate Vice President,	2007	163,917		34,242	5,577	129,263	25,227	(7)	358,226
President of Information	2006	160,339	5,000	15,742	10,819		24,469	(7)	216,369
Solutions

Walter Prahl	2008	156,837		13,777		85,763	18,097	(8)	274,474
Corporate Vice President,	2007	149,884		34,242		120,649	121,826	(8)	426,601
President of Wholesale	2006	146,750		43,162			154,406	(8)	344,318
Solutions and Business
Development

(1)         Represents a $5,000 one-time merit award that was made in 2006.

(2)         A discussion of the methods used in calculation of these values may be found in footnote 7 which is in Part 2, Item 8 of our Annual Report on Form 10-K.  Reflects the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year computed in accordance with FAS 123R, excluding the forfeiture assumption.

(3)         For 2008, includes incentives earned in 2008 under the Executive Incentive Plan, but paid in 2009.  For 2007, includes incentives earned in 2007 under the Executive Incentive Plan, but paid in 2008.

(4)         For 2008, includes a contribution in the amount of $30,000 to a Supplemental Retirement Account, matching contributions to HickoryTech’s 401(k) plan, personal use of a company-provided vehicle, membership to a local country club, premiums plus tax gross-up for life insurance benefit, dividends paid on unvested restricted shares of HickoryTech stock earned under the Long-Term Executive Incentive Plan and payment for an executive physical.  For 2007, includes a contribution in the amount of $27,000 to a supplemental retirement account, matching contributions to HickoryTech’s 401(k) plan, personal use of a company-provided vehicle, dividends paid on unvested restricted shares of HickoryTech stock earned under the Long-Term Executive Incentive Plan and a membership to a local country club.  For 2006, includes matching contributions to HickoryTech’s 401(k) plan, personal use of a company provided vehicle, membership to a local country club, payment for an executive physical, and reimbursement for legal fees.

(5)         For 2008 and 2007 includes employees matching contributions to HickoryTech’s 401(k) plan and dividends paid on unvested restricted shares of HickoryTech Stock earned under the Long-Term Executive Incentive Plan.  For 2006, includes employer matching contributions to HickoryTech’s 401(k) plan and payment for an executive physical.

(6)         Includes matching contributions to HickoryTech’s 401(k) plan and personal use of a company provided vehicle.

(7)         For 2008, includes matching contributions to HickoryTech’s 401(k) plan, personal use of a company-provided vehicle, membership to a local country club, dividends paid on unvested restricted shares of HickoryTech Stock earned under the Long-Term Executive Incentive Plan and payment for an executive physical. For 2007, includes matching contributions to HickoryTech’s 401(k) plan, personal use of a company vehicle, dividends paid on unvested restricted shares of HickoryTech stock earned under the Long-term Executive Incentive Plan and membership to a local country club.  For 2006, includes matching contributions to HickoryTech’s 401(k) plan, personal use of a company vehicle, payment for an executive physical, and membership to a local country club.

(8)         For 2008, includes a retention payment resulting from the acquisition of Enventis, matching contributions to HickoryTech’s 401(k) plan and personal use of a company provided vehicle.  For 2007, includes a retention payment in the amount of $100,000 resulting from acquisition of Enventis, employee matching contributions to HickoryTech’s 401(k) Plan, personal use of company provided vehicle and payment for an executive physical.  For 2006, includes a retention payment in the amount of $143,875 resulting from acquisition of Enventis, employee matching contributions to HickoryTech’s 401(k) plan, and personal use of company-provided vehicle.

GRANTS OF PLAN-BASED AWARDS IN 2008

The following table shows awards that we granted during 2008 under non-equity and equity plans, including our Long-Term Executive Incentive Program, and the Executive Incentive Plan, to the executives named in the Summary Compensation Table.  We did not grant any stock options or restricted stock independent of our Long-Term Executive Incentive Program.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John Finke	1-01-08 2-27-08	$74,250	$180,000	$360,000	16,286	21,715	27,144
David Christensen	1-01-08 2-27-08	$37,898	$91,875	$183,750	4,885	6,514	8,143
John Morton	1-01-08 2-27-08	$36,816	$89,250	$178,500	4,885	6,514	8,143
Lane Nordquist	1-01-08 02-27-08	$36,599	$88,725	$177,450	4,885	6,514	8,143
Walter Prahl	1-01-08 02-27-08	$34,000	$82,425	$164,850	4,885	6,514	8,143

(1)   Represents potential payouts that could be earned under our Executive Incentive Plan for 2008.  Any payouts earned were paid in March 2009 and are shown on the Summary Compensation Table on page 18.

(2)   Represents potential payouts under the 2008-2010 Long-Term Executive Incentive Program.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END (1)

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares that have not vested (#)		Equity Incentive Plan Awards: Payout Value of Shares that have not vested ($)
John Finke	10,000	5,000	$6.95	9/1/2016
	15,000		$10.85	2/16/2015
	12,500		$11.68	2/15/2014
	5,000		$8.02	2/15/2013
	12,000		$13.16	5/31/2012
	12,000		$14.00	5/31/2011
	10,000		$14.0625	5/31/2010
	5,000		$10.5625	5/31/2009
	1,500		$12.625	1/01/2009
							42,253	(4)	$229,856	(4)
							21,715	(5)	$118,130	(5)

David Christensen	5,000		$10.85	2/16/2015
	9,000		$11.68	2/15/2014
	5,000		$8.02	2/15/2013
	12,000		$13.16	5/31/2012
	8,000		$14.00	5/31/2011
	8,500		$14.0625	5/31/2010
	8,500		$10.5625	5/31/2009
							12,675	(4)	$68,952	(4)
							6,514	(5)	$35,436	(5)

John Morton							8,450	(4)	$45,968	(4)
							6,514	(5)	$35,436	(5)

Lane Nordquist	5,000		$10.85	2/16/2015
	5,000		$11.68	2/15/2014
	5,000		$8.02	2/15/2013
	12,000		$13.16	5/31/2012
	11,000		$14.00	5/31/2011
							12,675	(4)	$68.952	(4)
							6,514	(5)	$35,436	(5)

Walter Prahl							12,675	(4)	$68,952	(4)
							6,514	(5)	$35,436	(5)

(1) Options shown in this table were granted between 1999 and 2006.  No options were granted in 2007 or 2008.

(2) All options vest in cumulative annual installments of one-third of the shares commencing one year from the date of grant.

(3) There are no current restricted shares that are unvested.

(4) Represents the payout of incentives at target under our 2007-2009 Long-Term Executive Incentive Program that was established in 2007.  Payout value equals the number of shares at target multiplied by the $5.44 closing price of our common stock on the NASDAQ Global Market on December 31, 2008.

(5) Represents the payout of incentives at target under our 2008-2010 Long-Term Executive Incentive Program that was established in 2008.  Payout value equals the number of shares at target multiplied by the $5.44 closing price of our common stock on the NASDAQ Global Market on December 31, 2008.

2008 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
John Finke(1)	0	$0	3,750	$34,838
David Christensen(1)	0	$0	1,875	$17,419
John Morton	0	$0	0	0
Lane Nordquist(1)	0	$0	1,875	$17,419
Walter Prahl	0	$0	0	0

(1) Represents restricted shares earned under the 2005-2006 Long-Term Executive Incentive Plan.  The shares set forth in the table were earned as of December 31, 2006 and vested on February 28, 2008, which was one year following the date of award.  Mr. Finke received 3,750 shares of HickoryTech common stock.  Both Mr. Christensen and Mr. Nordquist received 1,875 shares of HickoryTech common stock.  Mr. Finke and Mr. Christensen directly paid the taxes associated with the award and Mr. Nordquist turned back 613 shares to HickoryTech to cover the taxes associated with the award.  Value realized upon vesting is equal to the number of shares that vested multiplied by $9.29, which was the fair market value of our common stock on the NASDAQ Global Market on February 28, 2008, as defined in the Plan.

NONQUALIFIED DEFERRED COMPENSATION FOR 2008

The following table provides information about contributions to, and amounts earned in, nonqualified deferred compensation accounts for the named executives during 2008. For Mr. Finke the amounts reflected in the table represent: compensation voluntarily deferred by Mr. Finke, the Company’s contribution to Mr. Finke’s supplemental retirement account and interest earnings, at the ten year Treasury yield rate, on a supplemental retirement account balance. For Mr. Christensen it reflects interest earned, at the ten-year Treasury yield rate, on compensation deferred by Mr. Christensen in previous years. For both Mr. Finke and Mr. Christensen it reflects an amount equivalent to the value of dividends earned on those shares used to purchase additional shares which are also held in the Rabbi Trust. Except for additional shares representing the value of dividends, no additional contributions are made to the Rabbi Trust by the executive or by the Company.  Shares accumulated in the Rabbi Trust, cash accumulated in Mr. Christensen’s supplemental retirement account and all deferred compensation accounts are distributable to the executive only upon termination of employment.  The payout arrangements for Mr. Finke’s supplemental retirement plan are described in detail under the caption Employment Contracts, Change of Control Agreements, Severance Agreements and Other Agreements on page 22.

	Executive Contributions in 2008		Registrant Contributions in 2008		Aggregate Earnings in 2008		Aggregate Withdrawals/ Distributions	Aggregate Balance as of 12/31/08
Name	($)		($)		($)		($)	($)
John Finke	$52,000	(1)	$30,000	(2)	$7,225	(3)	$0	$170,421	(4)
David Christensen	$0		$0		$17,412	(5)	$0	$286,020	(6)
John Morton	$0		$0		$0.00		$0	$0
Lane Nordquist	$0		$0		$2,440	(7)	$0	$28,337	(7)
Walter Prahl	$0		$0		$0.00		$0	$0

(1) Represents compensation deferred by Mr. Finke.

(2) Represents a contribution made to Mr. Finke’s Supplemental Retirement Account in the amount of $30,000 which is an amount equivalent to 10% of Mr. Finke’s base salary.

(3) Mr. Finke earned $1,040 of interest on his Deferred Compensation account balance and $1,080 of interest on his Supplemental Retirement Account balance.  Interest is earned annually on Mr. Finke’s Supplemental Retirement Account and quarterly on his Deferred Compensation Account.  Mr. Finke has shares of HickoryTech common stock held in a Rabbi Trust.  His shares earned $5,105 an amount equal to the value of dividends and this was contributed to the trust in the form of additional shares.

(4) Mr. Finke has a Deferred Compensation Account balance of $53,040 and a Supplemental Retirement Account balance of $58,080. At the end of 2008, Mr. Finke had 10,901 shares held in the Rabbi Trust with a market value of $59,301 based on the $5.44 closing price as reported on the NASDAQ Stock Market on December 31, 2008.

(5) Mr. Christensen earned $420 of interest on his Deferred Compensation Account balance and $5,417 of interest on his Supplemental Retirement Account balance.  Interest is earned annually on Mr. Christensen’s Supplemental Retirement Account and quarterly on his Deferred Compensation Account.  Mr. Christensen has shares of HickoryTech common stock held in a Rabbi Trust.  His shares earned $11,575 an amount equal to the value of dividends and this was contributed to the trust in 2008 in the form of additional shares.

(6) Mr. Christensen has a Deferred Compensation Account balance of $10,729 and a Supplemental Retirement Account balance of $140,836.  At the end of 2008, Mr. Christensen had 24,716 shares held in the Rabbi Trust with a market value at $134,455 based on the closing price as reported on the NASDAQ Stock Market on December 31, 2008.

(7) Represents the value of dividends earned on shares in a Rabbi Trust, contributed to the trust in the form of additional shares. At the end of 2008, Mr. Nordquist had 5,209 shares held in the Rabbi Trust with a market value of $28,337 based on the closing price as reported on the NASDAQ Stock Market on December 31, 2008.

EMPLOYMENT CONTRACTS, CHANGE OF CONTROL AGREEMENTS, SEVERANCE AGREEMENTS AND
OTHER AGREEMENTS

We have Change of Control Agreements with the named officers of David A. Christensen, John P. Morton, Lane C. Nordquist and Walter A. Prahl and with two other officers of the company.  These agreements provide that (1) if within three years of a change in control of HickoryTech, the employment of any of the above-named officers is terminated by HickoryTech for a reason other than for cause, death, voluntary termination, or disability, or (2) for Mr. Christensen and Mr. Nordquist if employment is voluntarily terminated by the executive within a 30-day period following the first anniversary of a change in control of HickoryTech, such officer is entitled to a lump-sum payment equal to one month’s salary multiplied by 24 months.  One month’s salary is determined by taking the executive’s highest annual compensation for a calendar year during the five-year period prior to his termination and dividing that amount by 12.  In addition, the agreements for Mr. Christensen and Mr. Nordquist provide that we will reimburse them for the effect of excise taxes imposed on such payments under Section 280G of the Internal Revenue Code.  The agreement provisions to allow the employee to voluntarily terminate within a 30-day period following the first anniversary of a change of control of HickoryTech and for employee reimbursement for the effect of the excise taxes imposed on payment under Section 280G of the Internal Revenue Code remain in the Change of Control Agreements for the executives who had those benefits in their agreements, but are not a provision of any new agreements originally initiated with executives after 2006.

Under these agreements, a “change of control” is defined generally as a change in a majority of our directors other than through succession, the acquisition by any person or persons acting in concert of more than 30% of our voting stock or all or substantially all our assets, or a merger, consolidation or share exchange unless 70% of our voting shares after the transaction continue to be held by our stockholders prior to the transaction. Annual compensation is defined as the highest annual compensation during the five-year period prior to the executive’s termination, including base salary, bonuses under the Executive Incentive Plan, annual Supplemental Retirement Plan contributions, stock grants under the Long-Term Executive Incentive Program and any other incentive payments except for stock options.  For all Change of Control Agreements, if any payments are due, any outstanding stock options and unvested restricted shares of HickoryTech stock become immediately vested for the executive.  The executive is also entitled to company-provided insurance coverage (health, life, dental, accidental death and dismemberment, and any other applicable insured health and welfare benefits, excluding short- and long-term disability) for two years after the executive’s employment termination.  In the event of a change in control of HickoryTech and the subsequent termination of the executives, the estimated maximum amount of the compensation that would be paid to Messrs. Christensen, Morton, Nordquist, and Prahl under their current agreements, based on their projected 2009 compensation, would be $918,216, $649,130, $900,579 and $599,905 (including gross-up payments for excise taxes for Mr. Christensen and Mr. Nordquist).

We entered into an Employment Agreement with Mr. Morton at the time he joined the company.  Mr. Morton’s Employment Agreement dated December 20, 2006 and amended November 29, 2007 provides for an annual salary, subject to periodic review and adjustment, participation in the Executive Incentive Plan with an at-target award of 52.5% of his base salary, participation in the Long-Term Executive Incentive Program, for participation in benefit plans we generally make available to executives, for use of a company supplied vehicle and periodic executive physical examinations.  If we terminate Mr. Morton’s Employment Agreement without “cause,” or if he terminates his agreement for “good reason,” we will be obligated to make a severance payment to Mr. Morton equivalent to 12 months additional base salary to be paid in the first regular pay day following the expiration of the revocation period in Mr. Morton’s release of employment related claims.  The payment under the Agreement is also conditioned upon compliance by Mr. Morton with a covenant prohibiting Mr. Morton from disclosing or using HickoryTech’s confidential information at any time and from competing with, soliciting any customer to deal with a competitor, or soliciting any employee or officer to provide services to Mr. Morton or any entity with which he is associated for a period of 18 months after termination of employment.

We have both a Change of Control Agreement and an Employment Agreement with Mr. Finke.  Mr. Finke’s Change of Control Agreement has the same provisions as the agreements for Messrs. Christensen and Nordquist described on the previous page, except that his agreement provides for a lump sum payment equal to one month’s salary multiplied by 35.88.  One month’s salary is determined by taking Mr. Finke’s highest annual compensation for a calendar year during the five-year period prior to his termination and dividing that amount by twelve.  In the event of change of control of HickoryTech and his subsequent termination, the approximate maximum amount of the compensation that would be paid to Mr. Finke under his current agreement would be $3,104,201.  This includes any gross-up payments done as a result of any excise taxes being imposed by Section 280G of the Internal Revenue Code.  This also includes the value of the acceleration of any vesting associated with stock options or restricted stock.  Mr. Finke’s insurance coverage would continue in the same manner as described above; however, it would continue for 2.99 years after Mr. Finke’s employment termination.

Mr. Finke’s Employment Agreement dated August 1, 2006, provides for an annual salary, subject to annual review and adjustment, for continued participation in the Long-Term Executive Incentive Program and Executive Incentive Plan, for participation in benefit plans we generally make available to executives, for use of a Company supplied vehicle, for membership in a local club, and for periodic physical examinations at a cost to HickoryTech.

In addition, the agreement provides the following post-employment benefits:

•      Mr. Finke is eligible for a supplemental retirement benefit pursuant to which we will credit an account for an amount equal to 10% of Mr. Finke’s base salary each year annually for ten years starting December 31, 2007, which accumulates earnings at the ten-year Treasury yield rate as determined at the beginning of each calendar year.  The minimum interest rate used is 4% and the maximum is  12%. The amounts accumulated in the account are payable to Mr. Finke in five installments commencing on January 1 of the calendar year following the later of the following events: the date Mr. Finke reaches the age of 55, or when his employment is terminated for any reason other than death or disability.  All payments will be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended.  The total amount accumulated in this account at December 31, 2008 was $58,080.

•      Mr. Finke, an eligible spouse and dependents would be eligible for post-retirement health coverage if, at or after attainment of age 55 and completion of 15 years of service, Mr. Finke’s employment is terminated for any reason other than for cause.  The health coverage would be under the terms and conditions of our retiree group health plan provided; however, that (1) during the period from Mr. Finke’s separation until he reaches the age of 62, HickoryTech’s contribution to the cost of Mr. Finke’s post employment group coverage will be fixed at an amount equal to our contribution at the time of Mr. Finke’s separation and (2) upon Mr. Finke’s attainment of the age of 62, HickoryTech’s contribution will continue to be made in an amount equal to our contributions for all other participants in HickoryTech’s retiree group health plan.  The cost of annual premiums for such health coverage if Mr. Finke were eligible at December 31, 2008 was $10,794.

•      A life insurance benefit in an amount equal to $175,000.  In the event of Mr. Finke’s separation at or after attainment of age 55 and completion of 15 years of service, HickoryTech shall continue to provide the benefit for a period ending upon the earlier of the date Mr. Finke’s spouse shall become eligible for Medicare or such other government subsidized health coverage as may be in effect at the time, or the date of her death.  The cost of annual premiums and the tax gross-up for this life insurance benefit in 2008 was $893.

If we terminate Mr. Finke’s Employment Agreement without “cause,” or if he terminates his Agreement for “good reason,” we will be obligated to make a severance payment to Mr. Finke equal to his base salary through the date of termination, plus a lump sum payment equivalent to 18 months additional salary.  The payment will be due on the first regular payday following the six-month anniversary of his termination of employment and following the expiration of the revocation period in Mr. Finke’s release of employment related claims.  The payment under the Agreement is also conditioned upon compliance by Mr. Finke with a covenant prohibiting Mr. Finke from disclosing or using HickoryTech’s confidential information at any time and from competing with, soliciting any customer to deal with a competitor, or soliciting any employee or officer to provide services to Mr. Finke or any entity with which he is associated for a period of 24 months after termination of employment.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Compensation Committee evaluates and establishes compensation for executive officers and oversees our executive stock plans and other executive incentive and benefit programs. Management has the primary responsibility for our financial statements and reporting process, including the disclosure of executive compensation. With this in mind, as the Compensation Committee, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 11-17 of this proxy statement. The Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE
Myrita P. Craig	James W. Bracke
Lyle G. Jacobson	R. Wynn Kearney, Jr.

AUDIT COMMITTEE REPORT

Our management is responsible for financial reporting practices and internal controls.  Our independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements.  The Audit Committee is responsible for monitoring and overseeing these processes.

In connection with our consolidated financial statements for the fiscal year ended December 31, 2008, the Audit Committee has:

•      Reviewed and discussed the audited financial statements with management and with representatives of Grant Thornton LLP, our Independent Registered Public Accounting Firm;

•      Discussed with our Independent Registered Public Accounting Firm the matters required to be discussed by Statement On Auditing Standards No. 61, as amended (Communications with Audit Committees); and

•      Received the written disclosures and letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communication with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP its independence.

Based on these actions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC.

AUDIT COMMITTEE
Lyle T. Bosacker	Robert D. Alton
Dale E. Parker

INDEPENDENT AUDITORS AND PAYMENT OF FEES TO AUDITORS

On March 19, 2007, we dismissed PricewaterhouseCoopers LLP, Minneapolis, Minnesota, as our Independent Registered Public Accounting Firm.  PricewaterhouseCoopers LLP was HickoryTech’s independent auditor from 1998 to the end of the 2006 audit year.  The reports of PricewaterhouseCoopers LLP on the financial statements of HickoryTech for the years ended December 31, 2006 and 2005 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with its audits for the years ended December 31, 2006 and 2005, there were no disagreements between PricewaterhouseCoopers LLP and HickoryTech on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not reasoned to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in its report on the financial statements for such years.  During the years ended December 31, 2006 and 2005, there had been no reportable events (as defined in regulations of the SEC).  We provided this disclosure to PricewaterhouseCoopers LLP and by letter dated March 26, 2007 they confirmed that they agreed with the statements made regarding PricewaterhouseCoopers LLP.  We retained Grant Thornton LLP as our Independent Registered Public Accounting Firm on March 19, 2007 and Grant Thornton LLP has audited the financial statements of HickoryTech for the fiscal years ended December 31, 2008 and December 31, 2007.  A representative of Grant Thornton LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions with respect to that firm’s audit.

The aggregate fees billed to HickoryTech for fiscal years 2008 and 2007 by Grant Thornton LLP and PricewaterhouseCoopers LLP, HickoryTech’s independent auditors, are as follows: (Fees represent a total of PricewaterhouseCoopers LLP and Grant Thornton LLP.)

	Fiscal 2008	Fiscal 2007
Audit Fees	$476,171	$1,052,710
Audit Related Fees	$14,032	$10,188
Tax Fees	—	—
All Other Fees	—	—
TOTAL FEES	$490,203	$1,062,898

Audit fees include audits of HickoryTech’s financial statements for the fiscal years ended December 31, 2008 and 2007, and reviews of HickoryTech’s financial statements included in HickoryTech’s quarterly reports on Form 10-Q during the last fiscal year.  Audit fees for fiscal 2008 and 2007 also include work associated with testing required under Section 404 of the Sarbanes-Oxley Act of 2002.  Audit related fees include specific review of controls under SAS 70.

In 2003, the Audit Committee adopted policies and procedures requiring pre-approval for audit and non-audit services that would be provided by HickoryTech’s independent auditors, and PricewaterhouseCoopers LLP’s and Grant Thornton LLP’s engagements have been made pursuant to such policies and procedures.  The Audit Committee approved all services performed by Grant Thornton LLP and PricewaterhouseCoopers LLP during fiscal years 2008 and 2007.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Grant Thornton LLP’s and PricewaterhouseCoopers LLP’s independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and reports of changes in ownership with the SEC and to furnish HickoryTech with copies of such reports.  To our knowledge, based solely on review of the copies of such reports furnished to us for the fiscal year ended December 31, 2008, except as described below all Section 16(a) filing requirements were timely filed.  The Form 4 Statement of Changes in Beneficial Ownership filings for 138 additional shares of direct ownership for Robert D. Alton; 412 additional shares of direct ownership for Lyle T. Bosacker; 137 additional shares of direct ownership of James W. Bracke; 138 additional shares of direct ownership of Myrita P. Craig; 138 additional shares of direct ownership of James H. Holdrege; 413 additional shares of direct ownership of Lyle G. Jacobson; 138 additional shares of direct ownership of R. Wynn Kearney, Jr.; 138 additional shares of direct ownership of Starr J. Kirklin; and 137 additional shares of direct ownership of Dale E. Parker were filed two days late on January 7, 2008.

METHOD AND EXPENSES OF SOLICITATION

The cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Meeting and this proxy statement, will be paid by HickoryTech.  HickoryTech may also reimburse brokers, banks and others holding shares in their names that are beneficially owned by others for the cost of forwarding proxy materials and obtaining proxies from their principals.  In addition to solicitation by mail, officers or regular employees of HickoryTech may solicit proxies by personal interview, mail, telephone and other appropriate communication methods. They do not, however, receive additional compensation for soliciting shareholder proxies.

PROPOSALS OF SHAREHOLDERS

Proposals submitted by shareholders must be received by HickoryTech no later than November 29, 2009 for inclusion in the proxy materials for the next Annual Meeting proposed to be held in May 2010.

Regardless of whether included in management’s proxy materials, the Bylaws of HickoryTech state to properly bring a proposal before a regular meeting of the shareholders, the shareholders must submit a written notice to the Secretary of HickoryTech at least 120 days prior to the anniversary of the release of the prior year’s proxy statement. The written notice must set forth: (1) the names and addresses of the shareholders; (2) the class and number of shares owned by the shareholders; (3) a brief description and the reasons for the proposal; and (4) any material interest of the shareholders in the proposal. This notice must be received by HickoryTech no later than November 29, 2009.

AVAILABILITY OF FORM 10-K

Shareholders may obtain a copy of HickoryTech’s Form 10-K for the 2008 fiscal year, free of charge, by a written request to HickoryTech’s executive offices directed to:

David A. Christensen, Secretary
HickoryTech Corporation
221 East Hickory Street, P.O. Box 3248
Mankato, Minnesota 56002-3248

OTHER MATTERS

Management does not know of other matters that may come before the Annual Meeting.  However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters.

BY THE ORDER OF THE BOARD OF DIRECTORS HICKORYTECH CORPORATION

James W. Bracke – Board Chair
Mankato, Minnesota

221 East Hickory Street

P.O. Box 3248

Mankato, MN  56002-3248

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date HICKORYTECH CORPORATION HICKC1 HICKORYTECH CORPORATION 221 EAST HICKORY STREET MANKATO, MN 56002-3248 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except 0 0 0 Vote on Directors 01) Lyle T. Bosacker 02) Myrita P. Craig 03) John W. Finke The Board of Directors Recommends a Vote “FOR” Item 1. 1. Election of Directors Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. (CT) on May 11, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. (CT) on May 11, 2009. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL. PLEASE SIGN AND RETURN PROMPLTY. THANK YOU. Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all pesons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Tuesday, May 12, 2009. The shares of stock you hold will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Item 1. By signing the proxy, you revoke all prior proxies and appoint James W. Bracke and John W. Finke, and each of them, with full power of substitution, to vote the shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Please vote, sign and date on the reverse side. Or, take advantage of the option to vote by telephone or Internet. To vote by phone or Internet, please follow the instructions on the reverse side. Thank you. See reverse side for voting instructions. HickoryTech Corporation 221 East Hickory Street P.O. Box 3248 Mankato, Minnesota 56002-3248 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Our proxy statement, the forms of our proxy card, and annual report on form 10-k can be viewed online at www.hickorytech.com/proxy. HICKC2 ANNUAL MEETING OF SHAREHOLDERS Tuesday, May 12, 2009 2:00 p.m. Mankato Civic Center 1 Civic Center Plaza Mankato, Minnesota 56001 proxy